Exhibit 99.1

Expedia Group Reports Second Quarter 2019 Results
BELLEVUE, WA – July 25, 2019 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the second quarter ended June 30, 2019.
Key Highlights(1)

•	Gross bookings increased $2.4 billion or 9% to $28.3 billion. Revenue increased 9% to $3.2 billion. Core OTA gross bookings increased 11% and revenue increased 10%.

•	Net income increased $182 million(2) and Adjusted EBITDA grew $105 million or 23%. Diluted EPS increased $1.20(2) and Adjusted EPS grew $0.39 or 29%.

•	Total stayed lodging room nights increased 12% and Vrbo stayed property nights grew 8%.

•	Expedia Group's core lodging platform included nearly 1.3 million properties available as of June 30, 2019, including approximately 570,000 integrated Vrbo listings.

•	Year-to-date net cash provided by operating activities and free cash flow grew 32% and 31%, respectively.

Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia Group (excluding trivago)(4)			Expedia Group, Inc.
Metric	Q2 2019	Q2 2018	Δ Y/Y	Q2 2019	Q2 2018	Δ Y/Y
Room night growth	12%	12%	(54) bps	12%	12%	(54) bps
Gross bookings	$28,292	$25,898	9%	$28,292	$25,898	9%
Revenue	2,990	2,706	10%	3,153	2,880	9%
Operating income	254	142	79%	265	111	138%
Net income attributable to Expedia Group				183	1	NM
Diluted earnings per share				$1.21	$0.01	NM
Adjusted EBITDA(3)	548	483	14%	568	463	23%
Adjusted net income(3)	274	224	22%	276	213	29%
Adjusted EPS(3)	$1.76	$1.45	22%	$1.77	$1.38	29%
Free cash flow(3)				839	596	41%

(1)All comparisons are against comparable period of 2018 unless otherwise noted.
(2)Net income grew 14,135% and Diluted EPS grew 14,234%, which we believe to be non-meaningful growth rates.
(3)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(4)trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™, including the related international points of sale for all brands. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	Second Quarter			Second Quarter
	2019	2018	Δ%	2019	2018	Δ%
Core OTA	$23,305	$21,011	11%	$2,480	$2,253	10%
Vrbo	2,862	2,814	2%	347	297	17%
Egencia	2,125	2,073	3%	163	156	4%
Expedia Group (excluding trivago)	$28,292	$25,898	9%	$2,990	$2,706	10%
trivago	—	—	—%	251	280	(10)%
Intercompany eliminations	—	—	—%	(88)	(106)	17%
Total	$28,292	$25,898	9%	$3,153	$2,880	9%

Note: Some numbers may not add due to rounding.
For the second quarter of 2019, total gross bookings increased 9% (including 2 percentage points of negative foreign exchange impact), driven by growth in Expedia Partner Solutions, which includes the benefit from enterprise deals launched in late 2018, as well as increases at Brand Expedia and Hotels.com. Domestic gross bookings increased 11% and international gross bookings increased 7% (including 4 percentage points of negative foreign exchange impact).
For the second quarter of 2019, total revenue increased 9% (including 3 percentage points of negative foreign exchange impact), driven primarily by growth in Expedia Partner Solutions, Brand Expedia and Vrbo. Domestic revenue increased 13% and international revenue increased 5% (including 6 percentage points of negative foreign exchange impact).

Product & Services Detail
As a percentage of total worldwide revenue in the second quarter of 2019, lodging accounted for 71%, advertising and media accounted for 9%, air accounted for 7% and all other revenues accounted for the remaining 13%.
Lodging revenue increased 12% in the second quarter of 2019 on a 12% increase in room nights stayed driven by growth at Expedia Partner Solutions, Hotels.com and Brand Expedia.
Air revenue increased 2% in the second quarter of 2019 on a 10% increase in air tickets sold driven by growth at Expedia Partner Solutions, largely related to enterprise deals launched in late 2018, and Brand Expedia, partly offset by a 7% decrease in revenue per ticket, due to the reclassification of certain partner fees to other revenue, as well as negative impact from foreign exchange and a shift in product mix.
Advertising and media revenue increased 4% (including 4 percentage points of negative foreign currency impact) due to growth at Expedia Group Media Solutions, partly offset by a decline at trivago. Other revenue increased 5% in the second quarter of 2019 benefiting from the reclassification of certain partner fees from air revenue as well as growth in the travel insurance and car products.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2019	2018	Δ%	2019	2018	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$522	$498	5%	16.6%	17.3%	(72)
Selling and marketing	1,657	1,541	8%	52.6%	53.5%	(96)
Technology and content	435	400	9%	13.8%	13.9%	(9)
General and administrative	214	196	9%	6.8%	6.8%	(2)
Total GAAP costs and expenses	$2,828	$2,635	7%	89.7%	91.5%	(179)

Adjusted Expenses - Expedia Group
Cost of revenue*	$497	$469	6%	15.8%	16.3%	(53)
Selling and marketing*	1,631	1,518	7%	51.7%	52.7%	(98)
Technology and content	285	260	9%	9.0%	9.0%	(2)
General and administrative*	180	169	7%	5.7%	5.9%	(15)
Total adjusted costs and expenses	$2,593	$2,416	7%	82.2%	83.9%	(167)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$495	$468	6%	16.5%	17.3%	(77)
Selling and marketing*	1,517	1,354	12%	50.7%	50.0%	70
Technology and content	269	244	10%	8.9%	9.0%	(6)
General and administrative*	170	156	9%	5.7%	5.8%	(8)
Total adjusted costs and expenses excluding trivago	$2,451	$2,222	10%	81.9%	82.1%	(20)
*Adjusted expenses are non-GAAP measures. See pages 12-17 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue

•
For the second quarter of 2019, total GAAP and adjusted cost of revenue increased 5% and 6%, respectively, compared to the second quarter of 2018, primarily due to an increase in cloud expense. Cloud expense in cost of revenue was $37 million during the second quarter of 2019 compared to $22 million in the second quarter of 2018.

Selling and Marketing

•
For the second quarter of 2019, total GAAP and adjusted selling and marketing expense increased 8% and 7%, respectively, compared to the second quarter of 2018, primarily due to a $118 million increase in direct costs partly offset by a decrease in indirect costs. Indirect costs represented 17% of total GAAP selling and marketing costs and 15% of total adjusted selling and marketing expense in the second quarter of 2019 compared to 18% and 17%, respectively, in the second quarter of 2018.

•	Adjusted selling and marketing expense excluding trivago increased 12% in the second quarter of 2019 reflecting higher direct costs at Brand Expedia, Expedia Partner Solutions and Vrbo.
Technology and Content

•
For the second quarter of 2019, both total GAAP and adjusted technology and content expense increased 9% compared to the second quarter of 2018, primarily due to investments in product and technology initiatives. Cloud expense in technology and content expense was $15 million during the second quarter of 2019, compared to $12 million during the second quarter of 2018.

General and Administrative

•
For the second quarter of 2019, total GAAP and adjusted general and administrative expense increased 9% and 7%, respectively, compared to the second quarter of 2018, primarily due to increases in personnel and overhead costs and professional fees. The increase in total GAAP general and administrative expense in the second quarter of 2019 also included higher stock-based compensation compared to the second quarter of 2018.

Net Income Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Second Quarter
	2019	2018	Δ%
Core OTA	$623	$561	11%
Vrbo	84	78	8%
Egencia	37	30	24%
Unallocated overhead costs	(196)	(186)	(5)%
Expedia Group (excluding trivago)	$548	$483	14%
trivago(1)	20	(20)	NM
Total Adjusted EBITDA	$568	$463	23%

Net income attributable to Expedia Group(2)	$183	$1	NM
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 12-17 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $20 million to $52 million in the second quarter of 2019, compared to the second quarter of 2018, due to the completion of amortization related to certain intangible assets.
Restructuring and Related Reorganization Charges
In connection with the centralization and migration of certain operational functions and systems, we recognized $4 million in restructuring and related reorganization charges related to severance and benefits during the three months ended June 30, 2019.
Interest and Other
Consolidated interest income increased $1 million in the second quarter of 2019, compared to the second quarter of 2018, primarily due to higher invested balances. Consolidated interest expense decreased $12 million in the second quarter of 2019, compared to the second quarter of 2018, due to the repayment of $500 million of senior unsecured notes in August 2018.
Consolidated other, net was a loss of $8 million in the second quarter of 2019, compared to a loss of $90 million in the second quarter of 2018. The losses in the second quarter of 2019 and the second quarter of 2018 were both primarily due to mark-to-market losses on minority equity investments.
Income Taxes
The effective GAAP tax rate was 20% for the second quarter of 2019, compared to 34% in the second quarter of 2018. The decrease in the effective rate was primarily due to the impact from a non-deductible goodwill impairment in the prior year quarter and current year discrete tax benefits, partly offset by an increase in U.S. taxable income. The effective tax rate on pretax adjusted net income was 22% for the second quarter of 2019, compared to 16% for the second quarter of 2018 due to an increase in U.S. taxable income.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $5.5 billion at June 30, 2019. For the six months ended June 30, 2019, consolidated net cash provided by operating activities was $3.3 billion and consolidated free cash flow totaled $2.7 billion. Both measures include $2.7 billion from net changes in operating assets and liabilities, primarily driven by growth in deferred merchant bookings. For the six months ended June 30, 2019, consolidated free cash flow increased $634 million compared to the prior year period, primarily due to an increase in net cash provided by operating activities related to changes in working capital and higher adjusted EBITDA partly offset by increased capital expenditures related to our Seattle headquarters.

Long-term investments and other assets includes our minority investments in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $133 million as of June 30, 2019, and our investment in Traveloka Holding Limited. We account for minority equity investments with readily determinable fair values, such as our investment in Despegar, at fair value with changes in fair value recorded through net income. Equity investments without readily determinable fair values are adjusted for impairments and observable price changes.
Long-term debt, net of applicable discounts, debt issuance costs and current maturities, totaled $3.7 billion at June 30, 2019. As of June 30, 2019, Expedia Group had a $2.0 billion unsecured revolving credit facility, which was essentially untapped.
At June 30, 2019, Expedia Group had stock-based awards outstanding representing approximately 20 million shares of Expedia Group common stock, consisting of options to purchase approximately 15 million common shares with a $102.21 weighted average exercise price and weighted average remaining life of 4 years, and approximately 4 million restricted stock units (“RSUs”). Beginning in 2019, RSUs became Expedia Group's primary form of stock-based compensation.
As of June 30, 2019, there were approximately 12.2 million shares remaining under an April 2018 repurchase authorization.
On June 13, 2019, Expedia Group paid a quarterly dividend of $48 million ($0.32 per common share). In addition, in July 2019, the Executive Committee of Expedia Group’s Board of Directors approved an increase to the dividend for an eighth consecutive year. The Committee declared a quarterly cash dividend of $0.34 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 22, 2019, with a payment date of September 12, 2019. Based on current shares outstanding and the expected impact of the proposed Liberty Expedia Holdings transaction, the total payment for this quarterly dividend is estimated to be approximately $50 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group’s Board of Directors.

Recent Highlights
Expedia Group, Inc.

•
Expedia Group's core lodging platform included nearly 1.3 million properties available as of June 30, 2019, including approximately 570,000 integrated Vrbo listings. Vrbo now offers over 2 million online bookable listings.

•
The Lufthansa Group airlines and Expedia Group announced a new multi-year cooperation to help more travelers access the best possible air travel options with Lufthansa, SWISS and Austrian Airlines on Expedia Group sites including Brand Expedia, ebookers and Egencia. The companies committed to greater technological collaboration using an industry-leading New Distribution Capability (NDC) direct API connection.

•
In May, Expedia Group and the Fédération Nationale des Gîtes de France, a leading holiday rentals company and tourism association, announced a joint national agreement to boost exposure of Gîtes de France’s thousands of properties in the short-term rentals sector. It was the first agreement of its kind in the company’s 60+ year history.

Core OTA

•
Expedia Group was the official travel partner of the UEFA Champions League, which held its final in Madrid on June 1st, with the partnership rights shared between Brand Expedia and Hotels.com. Additionally, Hotwire sponsored FOX Sports’ coverage of the FIFA Women’s World Cup France 2019™, showcasing new brand creative airing during FOX Soccer Tonight as well as branded show integrations and digital features across social media.

•	Expedia Local Expert migrated 100% of mobile shopping to the progressive web app (PWA) experience resulting in better site speed for customers.

•
Brand Expedia is partnering with Malaysia Airlines to launch a fully digitalized student travel program. Under the program students will be able to enjoy 8% off domestic hotels and 10% off international hotels.

•
Hotels.com launched a new brand campaign in 11 countries. The “Be there. Do that. Get Rewarded” creative campaign highlights consumers envying the trips of others, while stuck in their day-to-day lives.

•
Expedia Partner Solutions became the accommodations provider for Virgin Australia and Virgin Australia Holidays through its ecommerce template solution Expedia.com for Partners. As a result of this launch, Virgin Australia will be able to offer better flight and hotel deals to their travelers and improve their hotel booking experience.

•
Expedia TAAP (Travel Agent Affiliate Program), a booking engine which connects travel agents to Expedia’s global portfolio of accommodations, flights, packages, car rentals and in-destination activities, exceeded a milestone of 15 million cumulative trips booked. Over the years, more than 100,000 agents helped travelers find their perfect trip in over 200 countries and territories.

•	Expedia Group Media Solutions won three Internet Advertising Competition Awards and five Hermes Creative Awards for its campaigns with marketing partners.

•	Expedia CruiseShipCenters sold a record number of cruises during its Princess Cruises 3 Day Sale in June.

Vrbo

•
Vrbo introduced Boost, a program designed to help improve listings’ search position for select days, to all Premier Partner listings. Owners and property managers can earn power-ups on a listing both when they accept bookings on Vrbo sites and after a traveler completes a stay, which can then be used to boost a listing’s search position for select dates.

•	Vrbo's newly refreshed app was featured as a "Best New Update" in the travel section of the Apple App store.

•	Vrbo now offers over 1.3 million instantly bookable listings.

trivago

•
trivago increased the flexibility for advertisers to participate in the marketplace by introducing bid modifiers in selected markets. Advertisers can now adjust their bids for ‘time to travel’ and ‘length of stay.’

Egencia

•
Egencia completed its global roll out of Savings Finder for Air, which saves customers money by automatically re-shopping and re-booking air tickets when the price for the same flight drops within the first seven days of booking.

•
Egencia's recently launched Smart Mix for Air saves travelers and travel arrangers time by using machine learning to sort flights according to a traveler’s preference on duration, number of stops and price, to ensure the most relevant flight options are shown first. 13% more customers find the flight they book in the top 10 options using Smart Mix.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Revenue	$3,153	$2,880	$5,762	$5,388
Costs and expenses:
Cost of revenue (1) (2)	522	498	1,035	985
Selling and marketing (1) (2)	1,657	1,541	3,192	3,057
Technology and content (1) (2)	435	400	864	796
General and administrative (1) (2)	214	196	405	395
Amortization of intangible assets	52	72	104	144
Impairment of goodwill	—	61	—	61
Legal reserves, occupancy tax and other	4	1	14	4
Restructuring and related reorganization charges	4	—	14	—
Operating income (loss)	265	111	134	(54)
Other income (expense):
Interest income	17	16	28	27
Interest expense	(39)	(51)	(80)	(102)
Other, net	(8)	(90)	12	(54)
Total other expense, net	(30)	(125)	(40)	(129)
Income (loss) before income taxes	235	(14)	94	(183)
Provision for income taxes	(48)	5	(7)	25
Net income (loss)	187	(9)	87	(158)
Net (income) loss attributable to non-controlling interests	(4)	10	(7)	22
Net income (loss) attributable to Expedia Group, Inc.	$183	$1	$80	$(136)

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$1.23	$0.01	$0.54	$(0.90)
Diluted	1.21	0.01	0.53	(0.90)
Shares used in computing earnings (loss) per share (000's):
Basic	149,049	150,076	148,468	150,942
Diluted	151,561	152,617	151,057	150,942

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3	$6	$5
Selling and marketing	12	12	23	23
Technology and content	19	16	38	31
General and administrative	25	19	48	41

(2) Includes depreciation as follows:
Cost of revenue	$22	$26	$45	$53
Selling and marketing	14	11	28	22
Technology and content	131	124	263	243
General and administrative	9	8	16	18

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,258	$2,443
Restricted cash and cash equivalents	619	259
Short-term investments	631	28
Accounts receivable, net of allowance of $41 and $34	2,893	2,151
Income taxes receivable	128	24
Prepaid expenses and other current assets	295	292
Total current assets	8,824	5,197
Property and equipment, net	1,953	1,877
Operating lease right-of-use assets	524	—
Long-term investments and other assets	815	778
Deferred income taxes	80	69
Intangible assets, net	1,887	1,992
Goodwill	8,118	8,120
TOTAL ASSETS	$22,201	$18,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,970	$1,699
Accounts payable, other	1,153	788
Deferred merchant bookings	7,053	4,327
Deferred revenue	522	364
Income taxes payable	28	74
Accrued expenses and other current liabilities	950	808
Total current liabilities	11,676	8,060
Long-term debt, excluding current maturities	3,715	3,717
Deferred income taxes	65	69
Operating lease liabilities	466	—
Other long-term liabilities	343	506
Redeemable non-controlling interests	29	30
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 234,102 and 231,493; Shares outstanding: 136,718 and 134,334
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,821	9,549
Treasury stock - Common stock, at cost	(5,771)	(5,742)
Shares: 97,384 and 97,159
Retained earnings	508	517
Accumulated other comprehensive income (loss)	(216)	(220)
Total Expedia Group, Inc. stockholders’ equity	4,342	4,104
Non-redeemable non-controlling interests	1,565	1,547
Total stockholders’ equity	5,907	5,651
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,201	$18,033

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six months ended June 30,
	2019	2018
Operating activities:
Net income (loss)	$87	$(158)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	352	336
Amortization of stock-based compensation	115	100
Amortization of intangible assets	104	144
Impairment of goodwill	—	61
Deferred income taxes	(15)	(6)
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	(13)	85
Realized gain on foreign currency forwards	(16)	(16)
(Gain) loss on minority equity investments, net	(12)	61
Other	(13)	21
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(742)	(476)
Prepaid expenses and other assets	(7)	(96)
Accounts payable, merchant	271	(25)
Accounts payable, other, accrued expenses and other liabilities	436	216
Tax payable/receivable, net	(143)	(159)
Deferred merchant bookings	2,726	2,268
Deferred revenue	157	135
Net cash provided by operating activities	3,287	2,491
Investing activities:
Capital expenditures, including internal-use software and website development	(573)	(411)
Purchases of investments	(636)	(1,669)
Sales and maturities of investments	27	624
Other, net	16	22
Net cash used in investing activities	(1,166)	(1,434)
Financing activities:
Purchases of treasury stock	(29)	(426)
Payment of dividends to stockholders	(95)	(91)
Proceeds from exercise of equity awards and employee stock purchase plan	156	67
Other, net	2	(6)
Net cash provided by (used in) financing activities	34	(456)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	20	(106)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	2,175	495
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	2,705	2,917
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$4,880	$3,412
Supplemental cash flow information
Cash paid for interest	$87	$106
Income tax payments, net	157	136

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2017		2018				2019		Y / Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross bookings by segment
Core OTA	$18,456	$16,182	$21,171	$21,011	$20,217	$17,921	$23,029	$23,305	11%
Vrbo	2,013	1,913	3,947	2,814	2,496	2,192	4,163	2,862	2%
Egencia	1,728	1,670	2,078	2,073	1,963	1,844	2,217	2,125	3%
Total	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	9%

Gross bookings by geography
Domestic	$13,540	$11,800	$16,582	$16,213	$15,232	$13,362	$18,363	$17,962	11%
International	8,657	7,966	10,614	9,685	9,444	8,595	11,046	10,330	7%
Total	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	9%

Gross bookings by business model
Agency	$10,392	$9,493	$12,445	$12,290	$11,442	$10,688	$13,727	$13,680	11%
Merchant	9,792	8,360	10,803	10,794	10,739	9,077	11,519	11,750	9%
Vrbo	2,013	1,913	3,947	2,814	2,496	2,192	4,163	2,862	2%
Total	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	9%

Revenue by segment
Core OTA	$2,314	$1,857	$1,926	$2,253	$2,527	$2,054	$2,037	$2,480	10%
Vrbo	305	193	234	297	410	230	267	347	17%
Egencia	126	137	151	156	139	155	153	163	4%
Expedia Group (excluding trivago)	$2,745	$2,187	$2,311	$2,706	$3,076	$2,439	$2,457	$2,990	10%
trivago	338	215	319	280	295	190	237	251	(10)%
Intercompany eliminations	(117)	(83)	(122)	(106)	(95)	(70)	(85)	(88)	17%
Total	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	9%

Revenue by geography
Domestic	$1,578	$1,255	$1,351	$1,632	$1,792	$1,426	$1,476	$1,838	13%
International	1,388	1,065	1,157	1,248	1,484	1,133	1,133	1,315	5%
Total	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	9%

Revenue by business model
Agency	$803	$629	$658	$777	$876	$699	$686	$841	8%
Merchant	1,559	1,283	1,334	1,532	1,688	1,396	1,392	1,680	10%
Advertising & media	299	214	282	274	302	233	264	285	4%
Vrbo	305	193	234	297	410	230	267	347	17%
Total	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	9%

Adjusted EBITDA by segment
Core OTA	$734	$534	$323	$561	$837	$584	$344	$623	11%
Vrbo	126	31	(21)	78	209	22	(40)	84	8%
Egencia	20	19	27	30	19	31	29	37	24%
Unallocated overhead costs	(163)	(173)	(177)	(186)	(184)	(199)	(181)	(196)	(5)%
Expedia Group (excluding trivago)	$717	$411	$152	$483	$881	$438	$152	$548	14%
trivago	(8)	(9)	(28)	(20)	31	33	24	20	NM
Total	$709	$402	$124	$463	$912	$471	$176	$568	23%

Net income (loss) attributable to Expedia Group	$352	$55	$(137)	$1	$525	$17	$(103)	$183	NM

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

	2017		2018				2019
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Worldwide lodging (merchant, agency & Vrbo)
Room nights	93.5	74.8	73.9	89.6	105.3	82.8	80.8	100.1
Room night growth	16%	15%	15%	12%	13%	11%	9%	12%
Domestic room night growth	12%	10%	10%	8%	9%	9%	8%	8%
International room night growth	22%	21%	21%	17%	16%	12%	11%	15%
ADR growth	4%	4%	7%	6%	4%	2%	(1)%	—%
Revenue per night growth	(1)%	(4)%	—%	2%	(1)%	(1)%	(2)%	—%
Lodging revenue	$2,102	$1,606	$1,612	$1,992	$2,347	$1,761	$1,725	$2,231
Lodging revenue growth	15%	11%	15%	14%	12%	10%	7%	12%

Worldwide air (merchant & agency)
Tickets sold growth	4%	3%	1%	6%	4%	10%	11%	10%
Airfare growth	(2)%	1%	3%	1%	4%	2%	(1)%	1%
Revenue per ticket growth	(10)%	(3)%	10%	4%	6%	7%	(7)%	(7)%
Air revenue	$189	$176	$242	$223	$209	$207	$248	$228
Air revenue growth	(7)%	—%	11%	10%	11%	18%	3%	2%

Notes:

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Vrbo: The Vrbo segment operates an online marketplace for the alternative accommodations industry and includes the Vrbo and HomeAway brands, among others.
Egencia: The Egencia segment provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our Vrbo reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,

(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended June 30, 2019
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$521	$17	$60	$24	$(357)	$265
Realized gain (loss) on revenue hedges	8	—	—	—	—	8
Restructuring and related reorganization charges	—	—	—	—	4	4
Legal reserves, occupancy tax and other	—	—	—	—	4	4
Stock-based compensation	—	—	—	—	59	59
Amortization of intangible assets	—	—	—	—	52	52
Depreciation	94	3	24	13	42	176
Adjusted EBITDA(1)	$623	$20	$84	$37	$(196)	$568

	Three months ended June 30, 2018
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$477	$(24)	$63	$18	$(423)	$111
Realized gain (loss) on revenue hedges	(1)	—	—	—	—	(1)
Legal reserves, occupancy tax and other	—	—	—	—	1	1
Stock-based compensation	—	—	—	—	50	50
Amortization of intangible assets	—	—	—	—	72	72
Impairment of goodwill	—	—	—	—	61	61
Depreciation	85	4	15	12	53	169
Adjusted EBITDA(1)	$561	$(20)	$78	$30	$(186)	$463
(1) Adjusted EBITDA for our Core OTA and Egencia segments includes allocations of certain expenses, primarily cost of revenue and facilities. Our Core OTA segment includes the total costs of our global supply organizations and Core OTA and Vrbo include the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Operating Income excluding trivago

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In millions)
Operating income (loss)	$265	$111	$134	$(54)
Less: trivago operating income (loss)(1)	11	(31)	26	(67)
Operating income excluding trivago	$254	$142	$108	$13
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation and intangible amortization, both of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended June 30, 2019 and 2018, trivago's standalone stock-based compensation was $6 million for both periods. For the three months ended June 30, 2019 and 2018, trivago's standalone intangible amortization was less than $1 million for both periods.
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$183	$1	$80	$(136)
Net income (loss) attributable to non-controlling interests	4	(10)	7	(22)
Provision for income taxes	48	(5)	7	(25)
Total other expense, net	30	125	40	129
Operating income (loss)	265	111	134	(54)
Gain (loss) on revenue hedges related to revenue recognized	8	(1)	11	(4)
Restructuring and related reorganization charges	4	—	14	—
Legal reserves, occupancy tax and other	4	1	14	4
Stock-based compensation	59	50	115	100
Impairment of goodwill	—	61	—	61
Amortization of intangible assets	52	72	104	144
Depreciation	176	169	352	336
Adjusted EBITDA	$568	$463	$744	$587

Adjusted Net Income & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$183	$1	$80	$(136)
Amortization of intangible assets	52	72	104	144
Stock-based compensation	59	50	115	100
Legal reserves, occupancy tax and other	4	1	14	4
Restructuring and related reorganization charges	4	—	14	—
Impairment of goodwill	—	61	—	61
Unrealized (gain) loss on revenue hedges	(1)	(22)	9	(29)
Gain on minority equity investments, net	10	98	(12)	61
Release of a non-operating liability	—	—	(12)	—
Provision for income taxes	(33)	(44)	(72)	(53)
Non-controlling interests	(2)	(4)	(4)	(8)
Adjusted net income attributable to Expedia Group, Inc.	276	213	236	144
Less: Adjusted net income (loss) attributable to trivago	2	(11)	14	(26)
Adjusted net income excluding trivago	$274	$224	$222	$170

GAAP diluted weighted average shares outstanding (000's)	151,561	152,617	151,057	150,942
Additional dilutive securities (000's)	3,856	2,429	3,244	4,726
Adjusted weighted average shares outstanding (000's)	155,417	155,046	154,301	155,668

Diluted earnings (loss) per share	$1.21	$0.01	$0.53	$(0.90)

Adjusted earnings per share	$1.77	$1.38	$1.53	$0.93
Less: trivago adjusted earnings (loss) per share	0.01	(0.07)	0.09	(0.17)
Adjusted earnings per share excluding trivago	$1.76	$1.45	$1.43	$1.09

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In millions)
Net cash provided by operating activities	$1,138	$815	$3,287	$2,491

Headquarters capital expenditures	(110)	(38)	(189)	(70)
Non-headquarters capital expenditures	(189)	(181)	(384)	(341)
Less: Total capital expenditures	(299)	(219)	(573)	(411)

Free cash flow	$839	$596	$2,714	$2,080

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In millions)
Cost of revenue	$522	$498	$1,035	$985
Less: stock-based compensation	3	3	6	5
Less: depreciation	22	26	45	53
Adjusted cost of revenue	$497	$469	$984	$927
Less: trivago cost of revenue(1)	2	1	4	3
Adjusted cost of revenue excluding trivago	$495	$468	$980	$924

Selling and marketing expense	$1,657	$1,541	$3,192	$3,057
Less: stock-based compensation	12	12	23	23
Less: depreciation	14	11	28	22
Adjusted selling and marketing expense	$1,631	$1,518	$3,141	$3,012
Less: trivago selling and marketing expense(1)(2)	114	164	213	356
Adjusted selling and marketing expense excluding trivago	$1,517	$1,354	$2,928	$2,656

Technology and content expense	$435	$400	$864	$796
Less: stock-based compensation	19	16	38	31
Less: depreciation	131	124	263	243
Adjusted technology and content expense	$285	$260	$563	$522
Less: trivago technology and content expense(1)	16	16	33	33
Adjusted technology and content expense excluding trivago	$269	$244	$530	$489

General and administrative expense	$214	$196	$405	$395
Less: stock-based compensation	25	19	48	41
Less: depreciation	9	8	16	18
Adjusted general and administrative expense	$180	$169	$341	$336
Less: trivago general and administrative expense(1)	10	13	20	27
Adjusted general and administrative expense excluding trivago	$170	$156	$321	$309
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss second quarter 2019 financial results and certain forward-looking information on Thursday, July 25, 2019 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings, as well as in the section entitled “Risk Factors” in the Registration Statement on Form S-4 (Registration No. 333-231164) filed by Expedia Group with the SEC on June 21, 2019, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of July 25, 2019. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.
© 2019 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
Investor Relations                    Communications
ir@expediagroup.com                    press@expediagroup.com